UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2024

HORIZON BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-10792	35-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
515 Franklin Street
Michigan City, IN 46360
(Address of principal executive offices, including zip code)

(219) 879-0211
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	HBNC	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2024, Horizon Bancorp, Inc. (“Horizon” or the “Company”) agreed to hire Mr. John R. Stewart and appoint him to serve as the Executive Vice President and Chief Financial Officer (“CFO”) of both Horizon and its wholly-owned bank subsidiary, Horizon Bank (the “Bank”), to be effective as of May 20, 2024.

Mr. Stewart previously served as an Executive Vice President and the Deputy Chief Financial Officer of First Interstate BancSystem, a publicly traded bank holding company located in Billings, Montana, since March 2021. Prior to that time, Mr. Stewart was a Portfolio Manager for Verition Fund Management LLC from April 2020 to March 2021, where he helped manage their U.S. financial services long and short relative value equity business. From December 2016 to March 2020, Mr. Stewart served as a Sub-Sector Portfolio Manager for Balyasny Asset Management L.P., where he oversaw a team dedicated to portfolio construction, risk management, trading and idea generation for banks, credit card issuers, payment companies and specialty finance companies inside a market-neutral hedge fund strategy. As a result, Mr. Stewart brings significant asset and liability management experience to Horizon in addition to his finance and accounting expertise. Mr. Stewart is 44 years of age.

In connection with the appointment of Mr. Stewart, Mark E. Secor, our current Executive Vice President and CFO, will transition into the role of Executive Vice President and Chief Administration Officer (“CAO”) of both Horizon and the Bank, effective as of Mr. Stewart’s appointment.

The Company’s related press release is attached hereto as Exhibit 99.1.

Employment Agreement with John R. Stewart

In connection with Mr. Stewart’s appointment as Executive Vice President and CFO, Horizon and the Bank entered into an Employment Agreement (the “Stewart Employment Agreement”) with Mr. Stewart, to be effective May 20, 2024. The Stewart Employment Agreement has an initial one-year term, beginning on May 20, 2024, and automatically renews for additional one-year terms on each annual anniversary. The Company may elect not to renew the Stewart Employment Agreement at any anniversary date by giving Mr. Stewart at least 60 days’ advance written notice thereof.

The Stewart Employment Agreement provides for, among other things, (i) an annual base salary of $440,000, with the base salary to be reviewed and potentially increased annually by the compensation committee of the Board of Directors (the “Compensation Committee”), (ii) a signing bonus of $200,000 (the “Signing Bonus”), and (iii) reimbursed relocation expenses up to $100,000 (the “Relocation Reimbursement”). Pursuant to the Stewart Employment Agreement, in the event Mr. Stewart’s employment is terminated by the Company for Cause or by Mr. Stewart without Good Reason, Mr. Stewart must repay the Company the gross amount of the Signing Bonus and Relocation Reimbursement paid to him.

Under the Stewart Employment Agreement, Mr. Stewart will also be eligible to participate in all incentive compensation and employee benefit plans and programs generally available to executive officers of Horizon. Accordingly, Mr. Stewart will be eligible to participate in the Horizon Bancorp Employees’ Thrift Plan (a 401(k) plan), and the Horizon Bancorp 2005 Supplemental Executive Retirement Plan, as amended, and he will be eligible for long-term incentive compensation awards under the Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”). Mr. Stewart will also receive an initial grant of 79,590 shares of restricted stock vesting over 3 years under the Equity Incentive Plan upon the commencement of his employment. Mr. Stewart will also be eligible to participate in the Company’s executive officer target bonus plan, subject to annual approval by the Compensation Committee.

The Stewart Employment Agreement provides that if the Company terminates Mr. Stewart’s employment without “Cause” (as defined in the Stewart Employment Agreement), or if Mr. Stewart terminates his employment with “Good Reason” (as defined in the Stewart Employment Agreement), Mr. Stewart will be entitled to: (i) all base salary earned through the date of termination, (ii) an amount equal to six months of the then-current annual base salary, plus a single sum payment equal to 50% of the average of his cash bonuses for the prior two calendar years; provided, however, that for 2024 and 2025, the bonus shall be 50% of his target bonus or $220,000, (iii) continued participation in group health and life insurance programs for six months (or cash reimbursement in an equivalent amount, subject to a ceiling of 110% of the Company’s standard cost for providing the benefits), (iv) up to $20,000 for reasonable expenses actually incurred by Mr. Stewart in searching for new employment during the one-year period thereafter, and (v) all amounts that have vested and accrued prior to the termination under any incentive compensation or other qualified and non-qualified employee benefit plans, including any Company matching contributions. All options and other equity incentive awards held by Mr. Stewart at such time shall be treated in accordance with the applicable plan and award agreement(s) governing such awards. As a condition to receipt of certain of these payments and benefits from the Company, Mr. Stewart will be required to sign a release of claims in favor of the Company.

All amounts payable to Mr. Stewart under the Stewart Employment Agreement are subject to FDIC restrictions on golden parachutes and indemnification, as well as subject to Internal Revenue Code Section 409A requirements and the deductibility limits of Internal Revenue Code Section 280G.

The foregoing description of the Stewart Employment Agreement is not complete and is qualified in its entirety by reference to the complete copy of the Stewart Employment Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Change in Control Agreement with John R. Stewart

In connection with Mr. Stewart’s appointment as Executive Vice President and CFO, the Bank also entered into a Change in Control Agreement (the “Stewart CIC Agreement”) with Mr. Stewart, to be effective as of May 20, 2024. The Stewart CIC Agreement is substantially the same as the change in control agreements the Bank has entered into with its other executive officers and will terminate immediately upon the termination of Mr. Stewart’s employment for any reason before a change in control of the Company, as defined therein. However, if Mr. Stewart is still employed at the time of a change in control, the term of the Stewart CIC Agreement shall continue for a period of one year following the change in control.

Pursuant to the Stewart CIC Agreement, if a change in control occurs, and if Mr. Stewart experiences a “qualifying termination” of employment during the six months before or during the one year after a change in control, then he will be entitled to the following severance benefits, provided all other conditions are met: (i) all base salary earned through the date of termination, (ii) a lump sum amount equal to two times Mr. Stewart’s then-current base salary plus a single lump sum payment equal to two times the average of his cash bonuses for the prior two calendar years; provided, however, that in 2024 and 2025, the bonus payment shall be $440,000 (or two times his target bonus of $220,000); (iii) subject to certain conditions, continued participation in group health and life insurance benefits for a period of 12 months; (iv) all amounts that have vested and accrued prior to the termination pursuant to under any incentive compensation or other qualified and non-qualified employee benefit plans, including any Company matching contributions; and (v) an amount equal to the partial year bonus Mr. Stewart would have earned under any other bonus plan in the year of a change in control, based on then-current financial results.

As a condition to receipt of certain payments and benefits under the Stewart CIC Agreement, Mr. Stewart will be required to sign a release of claims in favor of the Company within 60 days of the qualifying termination or change in control.

A “qualifying termination” occurs under the Stewart CIC Agreement when either: (i) the Bank terminates Mr. Stewart’s employment for any reason except for “Cause,” or Mr. Stewart resigns for “Good Reason” (both as defined in the Stewart CIC Agreement).

The Stewart CIC Agreement also contains certain restrictive covenants relating to non-disclosure of confidential information, return of property, non-solicitation of certain of the Bank’s customers and employees, and non-competition with the Bank in a limited geographic area. These restrictive covenants survive the termination of Mr. Stewart’s employment and the Stewart CIC Agreement, except in the event of certain breaches by the Bank which are not cured. In addition, the Company and the Bank have agreed to require any successor company to expressly assume the Stewart CIC Agreement.

The foregoing description of the Stewart CIC Agreement is not complete and is qualified in its entirety by reference to the complete copy of the Stewart CIC Agreement, which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Amendment to Employment Agreement with Mark E. Secor

In connection with his transition from the role of Executive Vice President and CFO to Executive Vice President and CAO, on May 20, 2024, Horizon and the Bank entered into an Amendment to Employment Agreement (the “Secor Employment Amendment”) with Mr. Secor, to be effective as of May 20, 2024. The Secor Employment Amendment amends Mr. Secor’s existing Employment Agreement to (i) extend the term of the agreement to end on May 19, 2024, instead of April 30, 2024, and (ii) to modify Mr. Secor’s 2024 partial year Bonus payable pursuant to his existing Employment Agreement from $46,281.31 to $53,254.88 to account for the extra days Mr. Secor will continue to serve as CFO. All other material terms and conditions of Mr. Secor’s existing Employment Agreement as in effect immediately prior to the Secor Employment Amendment remain in effect without change, and the Employment Agreement will automatically expire on May 20, 2024.

The foregoing description of the Secor Employment Amendment is not complete and is qualified in its entirety by reference to the complete copy of the Secor Employment Amendment, which is attached hereto as Exhibit 10.3, and is incorporated herein by reference.

Amended and Restated Change in Control Agreement with Mark E. Secor

In connection with his appointment as Executive Vice President and CAO, the Bank also entered into an Amended and Restated Change in Control Agreement (the “Secor CIC Agreement”) with Mr. Secor, to be effective as of May 20, 2024. The Secor CIC Agreement amends Mr. Secor’s existing Change in Control Agreement to modify the following two severance benefits that he is entitled to receive if he experiences a “qualifying termination” during the 6 months before or during the year after a change in control (provided all other conditions are met). These changes align Mr. Secor’s agreement with other similarly situated executive officers of Horizon to include: (i) an amount equal to the average of his total cash bonuses in the two years preceding termination multiplied by one and (ii) continued participation in group health and life insurance benefits for a period of 12 months. The Secor CIC Agreement also amends the term of the restrictive covenant related to non-competition with the Bank in a limited geographic area to one year (which has been decreased from two years). All other material terms and conditions of Mr. Secor’s existing Change in Control Agreement as in effect immediately prior to the Secor CIC Agreement remain in effect without change.

The foregoing description of the Secor CIC Agreement is not complete and is qualified in its entirety by reference to the complete copy of the Secor CIC Agreement, which is attached hereto as Exhibit 10.4, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
EXHIBIT INDEX
Exhibit No.	Description	Location
10.1	Employment Agreement (John R. Stewart), dated May 10, 2024	Attached
10.2	Change in Control Agreement (John R. Stewart), dated May 10, 2024	Attached
10.3	Amendment to Employment Agreement (Mark E. Secor), dated May 10, 2024	Attached
10.4	Amended and Restated Change in Control Agreement (Mark E. Secor), dated May 10, 2024	Attached
99.1	Press release dated May 13, 2024	Attached
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)	Within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 13, 2024	HORIZON BANCORP, INC.

		By:	/s/ Thomas M. Prame
Thomas M. Prame,
Chief Executive Officer and President